10f-3 Report

SALOMON BROTHERS VARIABLE SERIES FUNDS

HIGH YIELD BOND FUND

January 1, 2005 through June 30, 2005



Issuer

Las Vegas Sands Corp.
Tribal Gaming (Mohegan)
Levi

Trade Date

2/3/2005
2/3/2005
3/7/2005

Selling Dealer

Goldman Sachs
Bank of America
Bank of America

Price

$99.090
$100.000
$100.000

Trade Amount

$175,000.00
$125,000.00
$50,000.00

% Received by Fund

0.070%
0.083%
0.013%

% of Issue(1)

16.000%(A)
13.333%(B)
3.684%(C)


(1) Represents purchases by all
    affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.

A - Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of $39,825,000.

B - Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of $19,875,000.

C - Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of $13,950,000.